Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following list sets forth the direct and indirect subsidiaries of the registrant as of March 31, 2006 and their respective jurisdictions of incorporation or organization:

SUBSIDIARY	JURISDICTION
Vert Tech LLC	Delaware
Verticalnet Ltd. (Israel)	Israel
Verticalnet International LLC	Delaware
Verticalnet Europe B.V.	Amsterdam, Netherlands
Verticalnet LTD	England and Wales
Verticalnet Software, Inc.	Delaware
Verticalnet Employees I Corp.	Delaware
Tigris Consulting UK, Ltd.	England and Wales
Verticalnet Employees II Corp.	Delaware
B2eMarkets, B.V.	Amsterdam, Netherlands
B2eMarkets UK Ltd.	England and Wales
B2eMarkets France S.A.R.L.	France
B2e Contract Management, Inc.	Delaware
B2e Sourcing Optimization, Inc.	Delaware
Digital Union LTD	England and Wales